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                                                                     EXHIBIT 2.9

                    AGREEMENT OF PURCHASE AND SALE OF STOCK


                 THIS AGREEMENT is made and entered into on the 17th day of July, 1997, between and among LASON SYSTEMS, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48083 ("Buyer"); LASON, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48083 ("Lason, Inc.") for those certain specific limited purposes hereinafter set forth; John R. Messinger, Michael Riley, J.E. Hendricks, Daniel P. Bailey, Robert Abbinante, James Athmann, Rick Bissen, Jeffrey Culmone, Glenn Dedering, Mario Disantis, John Elder, Donald Ferling, Michael Furmanski, Geoffrey Gitelson, Peter Goodrich, Sheryl Hehn, Thomas Joyce, Theresa Lester, Michael Polo, Richard Roos, Arun Singh, Peter Szymaszek, and Timothy Wheeler, each of whose address is 717 W. Algonquin Road, Arlington Heights, Illinois 60005 (collectively, the "Management Shareholders"), Horizon Capital Partners I Limited Partnership, a Delaware limited partnership; ("Horizon Capital Partners"), Lanny A. Passaro, John G. Robinson, Albert P. Degen, M.E. Nevins, Verne R. Read, Charles E. Swanson, AMS-J Trust, John M. Scott, Jr., as Trustee, George F. Haddix, Robert M. Feerick, Paul A. Stewart and Paul W. Sweeney, each of whose address is 225 East Mason Street, Suite 600, Milwaukee, Wisconsin 53202 (collectively, the "Non-Management Shareholders"), and IMAGE CONVERSION SYSTEMS, INC., a Delaware corporation, the address of which is 717 W. Algonquin Road, Arlington Heights, Illinois 60005 ("Corporation"). The Management Shareholders and the Non-Management Shareholders are sometimes hereinafter individually referred to as a "Shareholder" and collectively referred to as "Shareholders." Shareholders and Corporation are sometimes hereinafter collectively referred to as the "Selling Parties."

                            R  E  C  I  T  A  L  S:

                 The Shareholders own, or on the Closing Date shall own, all of the issued and outstanding capital stock of Corporation as set forth on Exhibit "A".

                 Buyer desires to purchase all of the shares in Corporation owned by the Shareholders so that the aggregate shares (the "Shares") to be purchased by Buyer will give Buyer one hundred percent (100%) ownership interest in Corporation. The Shareholders desire to sell the Shares to Buyer, and Corporation desires that this transaction be consummated.

                 NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF SHARES

                 SECTION 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 7.1), the




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Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from the Shareholders, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. On the Closing Date, the certificates representing the Shares are to be duly endorsed in blank for transfer, or accompanied by a separate written instrument of assignment and are to be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

                 SECTION 1.2      PURCHASE PRICE.

                 The purchase price for the Shares is $20,000,000.00 (the "Purchase Price"). The Purchase Price will be paid at the Closing (as hereinafter defined) in cash and in shares of the Common Stock of Buyer's parent corporation, Lason, Inc. (the "Lason Shares"), as follows:


                 A. Such amount to discharge those certain liabilities of Corporation, inclusive of principal and interest, as shall be set forth on Exhibit "1.2.A." hereto (the "Scheduled Liabilities") but excluding Corporation's liabilities not set forth on Exhibit "1.2.A.", all of which will be assumed by the Buyer. The Scheduled Liabilities shall be discharged at Closing by payment of the respective amounts set forth on Exhibit "1.2.A." directly by Buyer to the creditors of Corporation indicated in Exhibit "1.2.A."

                 B. The balance of the Purchase Price remaining (the "Equity Payment") will be paid in cash and Lason Shares to the Shareholders as follows:

                       1. The Non-Management Shareholders and the group of Management Shareholders listed on Exhibit "1.2.B.1" (the "Group") will receive their proportionate amount of the Equity Payment in cash payable in collected funds via electronic wire transfer or bank check, as specified by such Shareholder based on their percentage ownership of Shares.

                       2.  The Management Shareholders except for the
                           Group will receive their proportionate amount of the Equity Payment two-thirds in cash, in collected funds via electronic wire transfer and one-third in Lason Shares, based on their percentage ownership of Shares. The Lason Shares will be valued for this purpose at the average closing price of Lason Shares for the preceding 20 trading days prior to the day preceding the Pre-Closing (as hereafter defined) as reported in the Wall Street Journal index of NASDAQ National Market Issues but no less than $19.50 per share and no more than $24.50 per share (appropriately adjusted for any stock split, reverse stock split or common stock dividend effected or declared by Lason, Inc.). In connection with the foregoing, on the Closing Date, the Management Shareholders (except for the Group) will deliver to Lason, Inc. Lock Up Agreements in mutually acceptable form (the "Lock-Up Agreements") pursuant to which Shareholders




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                           will agree not to sell any of the Lason, Inc. Common
                           Stock delivered to them in accordance with this Agreement for a period of 24 months from and after the Closing Date.

         The respective amounts of cash and/or Lason Shares to which each of the Shareholders is entitled at Closing will be provided in Exhibit "1.2.B-2.", which shall be completed on or prior to Closing.

                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

                 Selling Parties, jointly and severally (but subject to the limitations on indemnification set forth in Article 9 hereof), represent and warrant to Buyer that, as of the date hereof:

                 SECTION 2.1      ORGANIZATION, STANDING AND POWER.
Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do intrastate business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification necessary and failure to so qualify would have a material adverse effect on Corporation. Each jurisdiction in which Corporation is so qualified to do business is listed on Exhibit "2.1".

                 SECTION 2.2 CAPITALIZATION. The authorized capital stock of Corporation consists of three hundred thousand (300,000) shares, consisting of one hundred fifty thousand (150,000) shares of Common Stock, $.01 par value per share, of which, on the Closing Date, sixty three thousand two hundred (63,200) shares shall be issued and outstanding; one hundred thousand (100,000) shares of Series A Convertible Preferred Stock, $.01 par value per share, of which, on the Closing Date, sixty four thousand seven hundred twenty-six (64,726) shares shall be issued and outstanding; and fifty thousand (50,000) shares of Series B Convertible Preferred Stock, $.01 par value per share, of which, on the Closing Date, thirty three thousand three hundred and thirty-three (33,333) shares shall be issued and outstanding. All of the Shares on the Closing Date shall be validly issued, fully paid, nonassessable, and shall have been so issued in full compliance with all applicable federal and state securities laws. On the Closing Date there shall be no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                 SECTION 2.3 TITLE TO SHARES. On the Closing Date, Shareholders shall be the owners, beneficially and of record, of all of the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions except as set forth in Exhibit "2.3".




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                 SECTION 2.4      SUBSIDIARIES.  Except as set forth in Exhibit
"2.4," Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

                 SECTION 2.5 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Corporation. Selling Parties represent and warrant that they have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and that except pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR Act"), no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Corporation, and no consent or approval of or notice to any other person or entity (except consents, approvals and notices required in connection with contracts and leases listed in Exhibits "2.6", "2.14" and "2.25"), is required in connection with the execution and delivery by Selling Parties of this Agreement or the consummation by Selling Parties of the transactions contemplated hereby.

                 SECTION 2.6 NO BREACH OR VIOLATION. Except as set forth in Exhibit "2.6", the execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, do not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Corporation; (iii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Corporation is a party or by which it or its property is bound; (iv) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (v) the creation or imposition of any lien, charge or encumbrance on any of the properties of Corporation, which, in the case of any matter referred to in clause (i), (iii), (iv), or (v) above, would have a material adverse effect on Corporation or its condition (financial or otherwise), earnings, assets, liabilities, business, operations or, to the knowledge of Selling Parties, prospects, or the transactions contemplated hereby.

                 SECTION 2.7      FINANCIAL STATEMENTS.  There have heretofore
been delivered to Buyer:   (i) an unaudited balance sheet, statement of income
and retained earnings and changes in financial position as of and for the six months ended April 30, 1997 prepared internally by Corporation and certified as being true and correct in all material respects; and (ii) an unaudited balance sheet, statement of income and retained earnings and changes in financial position as of and for the month ended May 31, 1997 prepared internally by Corporation and certified as being true and correct in all material respects.




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                 Prior to the Closing, Corporation shall deliver to Buyer a financial statement, including balance sheet, statement of income and retained earnings, and statement of changes in financial position of Corporation as of and for the fiscal year ended October 31, 1996, audited by Arthur Andersen, LLP, certified public accountants, whose opinion with respect to said financial statement is included therein (the "1996 Audited Financial Statement").

                 All of the financial statements referred to above (the "Financial Statements") have been or, as applicable, will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except that the unaudited financial statements contain no footnotes and the interim financial statements are subject to customary year-end audit adjustments.

                   The Financial Statements present or, as applicable, when delivered will present fairly, in all material respects, the financial positions of Corporation to which they relate as at the respective dates thereof, and the related results of operations of Corporation for the periods therein referred to.

                 SECTION 2.8 BOOKS AND RECORDS. The certificates contained in the stock record books of Corporation are complete and correct. The other books of account and other records (other than minute books) of Corporation are complete and correct in all material respects and all such records have been maintained in accordance with sound business practices in Shareholders' reasonable judgment. Except for omissions which would not result in a material adverse effect on Corporation, the minute books of Corporation contain materially accurate and complete records of all meetings held, and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Board of Directors of Corporation, and no meeting of any such Shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

                 SECTION 2.9 UNDISCLOSED LIABILITIES. Except as set forth in Exhibit "2.9," Corporation has no material debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which, under generally accepted accounting principles, should have been so reflected or reserved against or disclosed in Corporation's balance sheet dated as of May 31, 1997, included in the Financial Statements and were not so included, except for those that may have been incurred subsequent to the date of that balance sheet. Except as set forth in Exhibit "2.9," all material debts, liabilities and obligations incurred after May 31, 1997, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                 SECTION 2.10 ABSENCE OF CERTAIN CHANGES. Except as set forth in Exhibit "2.10," since January 1, 1997, the business of Corporation has been operated only in the ordinary course and, without limiting the generality of the foregoing, Corporation has not:




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                 A.    Declared, set aside or paid any dividend or other

         distribution in respect of its capital stock or otherwise (including bonus distributions to Shareholders) or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

                 B.    Sustained any damage, destruction or loss, by reason of

         fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or, to the knowledge of the Selling Parties, prospects;

                 C. Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities, operations or, to the knowledge of the Selling Parties, prospects;

                 D. Issued, authorized for issuance, or sold any equity security, bond, note or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise;

                 E. Incurred additional debt for borrowed money, or incurred any material obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of its business;

                 F. Paid any material obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any material lien or encumbrance, or settled any material liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, except in the ordinary and usual course of its business;

                 G. Mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable, purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business and liens existing on January 1, 1997;

                 H. Sold, transferred, leased, licensed or otherwise disposed of any material asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

                 I. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity;




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                 J.    Made any expenditure for the purchase, acquisition,
         construction or improvement of a material capital asset, except in the ordinary and usual course of its business;

                 K. Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $25,000.00;

                 L. Waived any right or claim or canceled any material debts or claims or voluntarily suffered any extraordinary losses;

                 M. Sold, assigned, transferred or conveyed any material property rights, except in the ordinary and usual course of business;

                 N. Effected any material amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation or any other employee benefit plan or arrangement;

                 O. Paid to or for the benefit of any of its directors, officers, employees or Shareholders any compensation of any kind other than as previously in effect prior to December 31, 1996, other than scheduled increases or increases in the ordinary course of business consistent with past practice;

                 P. Effected any change in its directors or executive management;

                 Q. Effected any amendment or modification in its Articles of Incorporation or By-Laws;

                 R. Had any labor trouble that has or might materially and adversely affect its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations, or, to the knowledge of the Selling Parties, prospects;

                 S. Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                 T. Revalued any of its assets except for any receivables of Corporation written off prior to the Closing Date with the prior approval of Lason's Chief Financial Officer.;

                 U. Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person, other than scheduled increases or increases in the ordinary course of business consistent with past practice;




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                 V.    Made any loan to any person or entity, or guaranteed any
         loan;

                 W. Had any other event or condition of any character that has or would reasonably be expected to have a material and adverse effect on its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or, to the knowledge of Selling Parties, prospects; or

                 X. Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through W.

                 SECTION 2.11 TAXES. Except as set forth in Exhibit "2.11", within the times and in the manner prescribed by law, Corporation has filed all tax returns required to be filed and has paid or made adequate provision for payment of all taxes upon it, its properties, income or franchises, due and payable on or before the date hereof. Except as set forth in Exhibit "2.11," there are no claims pending against Corporation for past-due taxes, nor has Corporation been notified of any claims. Except as set forth in Exhibit "2.11," there are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Corporation. Except as set forth in Exhibit "2.11", there are no outstanding waivers or agreements by Corporation for the extension of the time for the assessment of any tax. Except as set forth in Exhibit "2.11," the tax returns of Corporation, if audited, have been finally determined by the Internal Revenue Service or other taxing authority, or otherwise closed, and any penalties, deficiencies, assessments, additions to tax and interest proposed as a result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the Financial Statements, are adequate for any and all taxes for the periods covered by such Financial Statements, and for all prior periods, whether or not disputed. As used in this Section 2.11, the terms "tax" and "taxes" refer to any tax, assessment, additions to tax, fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth or other governmental entity. Corporation has never filed, nor will it file, any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended, on or before the Closing Date.

                 SECTION 2.12 RECEIVABLES. Except as set forth in Exhibit "2.12," and except for receivables of Corporation written off prior to the Closing Date with the prior approval of Lason's Chief Financial Officer, all receivables of Corporation shown on the balance sheets included in the Financial Statements are carried at values determined in accordance with generally accepted accounting principles consistently applied, reflect all pertinent facts known to Corporation as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by Corporation and are collectible in full without any set-off whatsoever within 180 days of the date on which such receivable was created. Except as set forth in Exhibit "2.12," reserves for doubtful accounts have been established on the books of Corporation in accordance with generally accepted accounting principles consistently applied and are reflected on the balance sheets included in the Financial Statements.




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                 SECTION 2.13     INVESTMENTS AND INVESTMENT SECURITIES.
Corporation has no interest, of record or beneficial, direct or indirect, in any governmental bonds or notes, other investment securities and assets held for investment except as set forth in Exhibit "2.13."

                 SECTION 2.14     REAL PROPERTY.

                 A. Exhibit "2.14" sets forth a complete and accurate address of each parcel of real property, together with all buildings, fixtures and other improvements located thereon (collectively, the "Real Property") which is owned by or leased to Corporation.

                 B. To the best of Selling Parties' knowledge, the Real Property and the current and currently planned use thereof is and will be in compliance in all material respects with all applicable use restrictions and/or lease covenants.

                 C. No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Corporation by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same.

                 D.    To the best of Selling Parties' knowledge, there is not:
         (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Real Property; (ii) any intended or proposed federal, state or local statue, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Real Property; or (iii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened or contemplated against or affecting the Real Property nor is there any basis for any such matters.

                 E. Corporation has not subjected, and will not subject or suffer to be subjected hereafter, the Real Property or any portion thereof to any lease (except a lease by Corporation), sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Exhibit "2.14" or except for any lien, encumbrance, covenant, condition, restriction, easement, right of way or other matter that does not interfere in any material respect with the use of the Real Property in the conduct of Corporation's business.

                 F. Except as set forth in Exhibit "2.14," there are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof due and payable by Corporation.




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                 SECTION 2.15     LEASES.  Exhibit "2.15" lists all leases,
rental agreements, conditional sales contracts and other similar agreements (collectively, "Leases"), as amended, which involve payment by it in the future of more than $25,000.00, under which Corporation holds or uses any real or personal property or leases any of the same to others. Corporation has complied with the material provisions of all Leases in all material respects, and all such Leases are valid, in good standing and enforceable by Corporation in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by limitations on enforceability applicable to contracts generally. Notwithstanding anything contained in the Leases, Corporation has such title to or interests thereunder as are necessary to continue to conduct its business as presently conducted or as presently proposed to be conducted, and Selling Parties know of no title defect to which any of the Leases is subject which might be expected at any time to have a material adverse effect on Corporation or its condition (financial or other), earnings, assets, liabilities, business, operations or, to the knowledge of Selling Parties, prospects. Exhibit "2.15" sets out any and all advances, deposits and prepayments made by Corporation under the Leases.

                 SECTION 2.16     ENVIRONMENTAL MATTERS.

                 A. None of the operations or property of Corporation is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., Occupational Safety and Health Act, 29 U.S.C. Section Section 651 et seq., Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., Clean Air Act, 42 U.S.C. Section Section 7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. Section Section 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                 B. Corporation has no knowledge of a "Release" nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Property (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.




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


                 C. Corporation has not received any written notice, claim or report from any governmental authority or third party to the effect that Corporation is or may be liable to any other person or entity as a result of the Release or threatened Release of a Contaminant into the environment.

                 SECTION 2.17 PROPRIETARY RIGHTS. Exhibit "2.17" contains a list and brief description of all material trade names, trademarks, trademark registrations and applications for registration, service marks, patent rights, patent applications, trade secrets, copyrights and applications therefor (herein collectively referred to as "Proprietary Rights") owned by Corporation, useful or necessary to the conduct of its business, or in which Corporation has any rights, licenses or immunities and of all patent licensing and similar arrangements to which Corporation is a party. All Proprietary Rights are owned by Corporation, and are valid and in full force and effect, or are licensed to Corporation pursuant to license agreements which are valid and binding agreements of the respective licensors.

                 SECTION 2.18 NON-INFRINGEMENT; AGREEMENTS. Except as set forth in Exhibit "2.18," no Proprietary Right is the subject of litigation or other adversary proceedings. To the best of Selling Parties' knowledge, no present or presently proposed operation or activity of Corporation infringes the rights of any other person or entity, and no person or entity is infringing the Proprietary Rights of Corporation. Corporation has the right and authority, including without limitation, adequate licenses, to use such Proprietary Rights as are necessary to enable Corporation to conduct and continue to conduct all phases of its business in the manner presently conducted by it. Except as set forth in Exhibit "2.18", Corporation is not a party to or bound by any license or agreement requiring the payment by it of any royalty, override or similar payment in connection with any activity conducted or to be conducted by it. Except as provided for by the terms of contracts with governmental authorities, or as otherwise set forth in Exhibit "2.18", Corporation is not a party to any agreement: (i) prohibiting or restricting its use or sale of any special device, item, customer list, secret process or the like; or (ii) limiting its business to any territory, pricing policy or customers; or (iii) requiring exclusive dealing or otherwise in restraint of its business.

                 SECTION 2.19 INSURANCE. All policies of liability, theft, life, fire, title and other forms of insurance and surety bonds (including, without limitation, any standby letters of credit), insuring Corporation, its directors, officers, employees, properties, assets and business are listed and briefly described on Exhibit "2.19." All of said policies are valid and in good standing. Corporation has experienced no losses or made claims under any of such policies in an amount in excess of $25,000.00 except as are set forth on Exhibit "2.19."

                 SECTION 2.20 INTERESTED TRANSACTIONS. Corporation has no contract or agreement (oral or written) with, any outstanding loans to or from, or any outstanding liabilities (except for no more than one (1) months' salary at no more than the current annual rate) to any officer, director, employee or stockholder of Corporation or any relative of any such person or any corporation or other entity in which any of such persons has a material financial interest, direct or indirect, or of which any such person is an officer, director or partner, except as set forth in Exhibit "2.20."

                 SECTION 2.21     CUSTOMERS AND SALES.   A correct and current
list of all customers of Corporation whose annual purchases are reasonably expected to exceed $25,000.00 for the 1997 fiscal year of the Corporation is set forth on Exhibit "2.21." Selling Parties have no knowledge of any communications, oral or written, to Corporation from any customer who has ordered products or services from Corporation which have not yet been delivered or performed of such customer's intent to cancel such order. Selling Parties have no knowledge of any communication, oral or written, from any customer of Corporation listed on Exhibit "2.21" that such customer intends to cease doing business with Corporation or to materially decrease the amount of the business it presently is doing with Corporation. Buyer acknowledges that a majority of Corporation's sales occur on a purchase order-by-purchase order basis and not pursuant to long-term contracts with customers, and, that, as to any customer, sales may vary significantly from year to year. Accordingly, Selling Parties disclaim any representation or warranty as to future sales levels with respect to any customer.

                 SECTION 2.22 EXISTING EMPLOYMENT CONTRACTS AND/OR REMUNERATION AGREEMENTS. Exhibit "2.22" sets forth a complete and accurate list of all employment contracts or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party or by which Corporation is bound, copies of the originals of which have been provided to Buyer. All such contracts and arrangements are in full force and effect, and neither Corporation nor to the best of Selling Parties' knowledge any other party is in default in any material respect under any such contract or arrangement, nor are there any amendments, modifications, changes or releases thereto, written or oral. There have been no claims of defaults and there are no facts or conditions known to Selling Parties which if continued, or upon notice, will result in a material default under such contracts or arrangements. There is no pending or threatened labor dispute, strike or work stoppage affecting the business of Corporation.

                 SECTION 2.23 EMPLOYEE BENEFITS PLANS. Exhibit "2.23" sets forth a complete and accurate list of all collective bargaining agreements and all pension, bonus, profit-sharing, stock option or other plan or arrangement providing for employee benefits (including any plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act), to which Corporation is a party or by which Corporation is bound, copies of the originals of which have been previously delivered to Buyer. There are no unfunded liabilities of Corporation with respect to any such collective bargaining agreements, or pensions, bonus, profit-sharing, stock option or other plans or arrangements providing for employee benefits except as set forth on Exhibit "2.23" hereto.

                 SECTION 2.24 WORKERS COMPENSATION; EMPLOYMENT DISCRIMINATION; LABOR RELATIONS. Corporation has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. There are no employment discrimination proceedings by any employee or former employees against Corporation currently pending or, to the knowledge of the Selling Parties, threatened, before any state or federal court or state or federal administrative agency, tribunal, commission or board and, to the best of Selling Parties' knowledge, no facts or circumstances exist which may result in the filing or commencement of any such proceeding. All currently pending or outstanding worker's compensation claims against Corporation are listed on Exhibit "2.24" attached hereto and all such claims are fully insured against. There is no effort being made to organize the employees of Corporation into any collective bargaining unit or to solicit them to join any labor organization and Corporation has no knowledge of any intention on the part of any labor organization to organize such employees or to solicit them to join any labor organization. Corporation is not bound by any prior court, administrative agency, tribunal, commission or board, decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment or, to the best of Selling Parties' knowledge, attempts to organize a collective bargaining unit which may adversely affect the business and affairs of Corporation or the transactions contemplated hereby. Except as set forth on Exhibit "2.24," there is no unfair labor practice complaint against Corporation pending before the National Labor Relations Board.

                 SECTION 2.25 OTHER CONTRACTS. Exhibit "2.25" lists and briefly describes all contracts, agreements, commitments, guarantees, letters of intent, understandings or other arrangements of a contractual nature, written or oral (including, but not limited to, franchise, patent, trademark and royalty agreements), other than outstanding purchase orders made in the ordinary course of business and other than as listed in any other schedule hereto, to which Corporation is a party and which: (i) involve payment by Corporation of more than $25,000.00 ; or (ii) materially affect the condition (financial or other), earnings, assets, liabilities, business, operations or, to the knowledge of the Selling Parties, prospects of Corporation. Corporation has, to the best of Selling Parties' knowledge, complied in all material respects with the provisions of all contracts, agreements, commitments, guarantees, letters of intent, understandings, and other arrangements listed on Exhibit "2.25," and has not been in material default or claimed default under any thereof.

                 SECTION 2.26 OFFICERS AND DIRECTORS, ETC. Exhibit "2.26" is a true and complete list of:

                 A. The names of all present executive officers and directors of Corporation, their current annual salaries or other compensation (such as, but not limited to, consultants' fees) and including all bonuses, whether deferred, accrued or otherwise, which were paid or accrued during 1996, and all employment and consultant agreements (copies of which are hereby provided);

                 B. The names, titles and annual compensation of all salaried employees of Corporation whose compensation (in whatever form) from Corporation as of the date hereof will equal or exceed or which will be likely to exceed an annual rate of

         $50,000.00, in 1997 or equaled or exceeded such amount in the year ended December 31, 1996.

                 C. The name of each bank or other financial institution in which Corporation has an account, deposit or safe deposit box, the account or other identification numbers with respect to such accounts, deposits on safe deposit boxes, and the names of all persons authorized to draw thereon or who have access thereto;

                 D. The names of all persons holding tax or other powers of attorney from Corporation and a summary of the terms of each; and

                 E. The names of all persons authorized (by the By-Laws or by resolution of the Board of Directors or otherwise) to write checks or borrow funds on behalf of Corporation.

                 SECTION 2.27 LITIGATION AND CLAIMS. Except as set forth on Exhibit "2.27," there is: (i) no action, suit, proceeding, claim or investigation pending or, to the best of Selling Parties' knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (ii) to the knowledge of the Selling Parties, no other unresolved claim made against Corporation or affecting it or its properties or business, or the transactions contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same. All correspondence, memoranda and other written notifications (collectively, "Complaints") which it has received within the twelve (12) months preceding the date hereof concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of Corporation, which Complaints, either individually, or in the aggregate, would reasonably be expected to result in a material adverse change to the condition (financial or other), earnings, business, assets, operations or, to the knowledge of Selling Parties, or prospects of Corporation are listed on Exhibit "2.27" and Buyer has been provided with accurate and complete copies of same. Except as set forth on Exhibit "2.27," Corporation is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

                 SECTION 2.28 GENERAL LIABILITY. Selling Parties have no knowledge of any statement of facts or the occurrence of any event forming the basis for any present material tort claim against Corporation not covered by insurance.

                 SECTION 2.29 OTHER TANGIBLE PERSONAL PROPERTY. Exhibit "2.29" contains a complete and accurate list and brief description of each item of machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of any kind and description, other than inventories, owned or leased by Corporation which individually (as to each item) has a book value in excess of $25,000.00 (the "Tangible Personal Property"). All motor vehicles listed on Exhibit "2.29" have passed emission standards examinations required by applicable law. Except as stated in Exhibit "2.29," no Tangible

Personal Property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Corporation.

                 SECTION 2.30 TITLE TO ASSETS. Except for property leased by Corporation, Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets and interests in assets that are used in its business. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those disclosed in Corporation's most recent balance sheet included in the Financial Statements; (ii) the lien of current taxes not yet due and payable; (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations; and (iv) those liens set forth on Exhibit "2.30." Except as set forth in Exhibit "2.30," to the knowledge of the Selling Parties, all real property and tangible personal property of Corporation is in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to it from others. Except as set forth in Exhibit "2.30", no officer, nor any director or employee of Corporation, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation.

                 SECTION 2.31 INVESTMENT REPRESENTATIONS. In connection with the acquisition of Lason, Inc. Common Stock by the Management Shareholders (except for the Group)::

                 A. Management Shareholders (except for the Group) were given the Annual Report on Form 10-K of Lason, Inc. for the fiscal year ended December 31, 1996 (Form 10-K), the quarterly report on Form 10-Q of Lason, Inc. for the quarter ending March 31, 1997 ("Form 10-Q") filed with the Securities and Exchange Commission (the "SEC"), and the opportunity to ask questions and receive answers concerning Lason, Inc. and the terms and conditions of the offer and sale and to obtain any additional information possessed by Lason, Inc. or which Lason, Inc. could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Management Shareholders about Lason, Inc.;

                 B. Management Shareholders (except for the Group) are acquiring Lason, Inc. Common Stock solely for their own account for investment and not with the view to sale or distribution of the Lason, Inc. Common Stock acquired hereunder or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Lason, Inc. Common Stock acquired hereunder or any portion thereof;

                 C. Management Shareholders (except for the Group) have received all information they deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Lason, Inc. Common Stock;

                 D. Management Shareholders (except for the Group) are accredited investors as such term is defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended (the "Act"), or are sophisticated in financial matters and able to evaluate the risk and benefits of an investment in Lason, Inc.;

                 E. Management Shareholders (except for the Group) are aware that the Lason, Inc. Common Stock which will be delivered to them has not been registered under the Act, and, therefore, cannot be resold unless such stock is registered under the Act or unless an exemption from registration under the Act is available (such as that provided by Rule 144 under the Act) and that each certificate of Lason, Inc. Common Stock will contain a legend noting the restrictions on resale under the Act and under the Lock-Up Agreements; and

                 F. Management Shareholders (except for the Group) will not sell, assign or transfer any of the shares of the Lason, Inc. Common Stock received pursuant to this Agreement except following expiration of the restrictions imposed by the Lock-Up Agreement and except (i) pursuant to an effective registration statement under the Act; or
         (ii) in a transaction which, in the opinion of counsel reasonably satisfactory to Buyer is not required to be registered under the Act. Notwithstanding the above, the foregoing restrictions on transfer shall not apply to any transfer by Management Shareholder to Management Shareholder's spouse and/or descendants or any trust primarily for the benefit of Management Shareholder and/or Management Shareholder's spouse and or descendants, provided that the transferee agrees to the foregoing restrictions on resale and to the inclusion of a legend on the certificate to be issued to transferee noting the restrictions on resale under the Act and under the Lock-Up Agreement.

                 SECTION 2.32 BEST KNOWLEDGE. The term "to the best of Selling Parties' knowledge," or equivalent terms, as used to qualify any of the foregoing representations and warranties, means actual knowledge of Shareholders.

                 SECTION 2.33 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Selling Parties in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading..

                 SECTION 2.34 EXCLUSION OF IMPLIED WARRANTIES. SELLING PARTIES EXCLUDE AND DISCLAIM ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE SHARES AND EACH OF THEM. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLING PARTIES MAKE NO WARRANTIES TO BUYER IN CONNECTION WITH THE SALE AND TRANSFER OF THE SHARES TO BUYER OR THE CONDITION OR PROSPECTS OF CORPORATION OR ITS BUSINESS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 2.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF BUYER AND LASON, INC.

                 Buyer with respect to Buyer and Lason, Inc. with respect to Lason, Inc. hereby represent and warrant to Selling Parties as follows:

                 SECTION 3.1 ORGANIZATION. Buyer and Lason, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power and are duly authorized to carry on their businesses where and as now conducted and to own, lease and operate properties as they now do.

                 SECTION 3.2 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Buyer and Lason, Inc., and the Guaranty attached hereto by Lason, Inc. and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of each. Buyer and Lason, Inc. represent and warrant that they have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement (and with respect to Lason, Inc., the Guaranty) and that except pursuant to the HSR Act, no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Buyer and Lason, Inc., and no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Buyer and Lason, Inc. of this Agreement or the Guaranty or the consummation by Buyer and Lason, Inc. of the transactions contemplated hereby or thereby.

                 SECTION 3.3 NO BREACH OR VIOLATION. The execution, delivery and performance of this Agreement by Buyer and Lason, Inc., and the Guaranty of Lason, Inc. and the consummation of the transactions contemplated hereby and thereby, do not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement and of the Guaranty by Lason, Inc.; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Buyer and Lason, Inc.; (iii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer and Lason, Inc. is a party or by which it or its property is bound; (iv) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer and Lason, Inc.; or (v) the creation or imposition of any lien, charge or encumbrance on any of the properties of Buyer and Lason, Inc.

                 SECTION 3.4 NO BREACH. Buyer and Lason, Inc. know of no facts or circumstances that may tend to cause, or relate to, an existing or potential breach or default by Selling Parties of the material terms, conditions, representations and warranties set forth herein.

                 SECTION 3.5 VALIDLY ISSUED. The total authorized number of shares of capital stock which Lason, Inc. has authority to issue is 20,000,000 shares of Common Stock, par value $0.01 per share, of which as of March 31, 1997, 8,864,192 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which as of March 31, 1997, no shares are issued and outstanding. Additionally, as of March 31, 1997, certain persons hold options to acquire approximately 698,520 shares of Lason, Inc. Common Stock. When issued in accordance with the terms of this Agreement, the Common Stock of Lason, Inc. being issued to Shareholder will be validly issued, fully paid and non-assessable.

                 SECTION 3.6 TRADING ON THE NASDAQ NATIONAL MARKET. The shares of Common Stock of Lason, Inc. are currently registered for trading on the NASDAQ National Market under the symbol "LSON." As soon as practicable, and in any event within 60 days following the Closing Date, Lason, Inc. will prepare and file the applicable application with respect to the Lason Shares with the NASDAQ National Market.

                 SECTION 3.7      LASON, INC. FORM 10-K AND FORM 10-Q.     The
Form 10-K and the Form 10-Q do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made,
not misleading.    There have been no material adverse changes in the condition
(financial or otherwise), earnings, business, assets, liabilities, properties, or operations or prospects of Buyer or Lason, Inc. since March 31, 1997.

                                   ARTICLE 4

                       FURTHER AGREEMENTS OF THE PARTIES

                 SECTION 4.1 ACCESS TO INFORMATION. Buyer and its representatives may make such investigation of the properties, assets and business of Corporation as Buyer may reasonably request, and Corporation shall give to Buyer and to its counsel, accountants and other representatives, full access during normal business hours to all of the properties, books, contracts, commitments, records and files of Corporation, and shall furnish to Buyer all such documents and copies of documents (certified as true and complete if requested) and such information concerning the business and affairs of Corporation as Buyer may reasonably request. Such investigation shall not be deemed in any way to diminish the liability of Selling Parties in respect of the representations, warranties, schedules, certificates or agreements given hereunder.

                 SECTION 4.2 CONDUCT OF BUSINESS BY CORPORATION. From the date hereof until the Closing Date, except as Buyer may previously consent in writing or as set forth in Exhibit "4.2," Corporation shall:

                 A. Carry on its business and activities in the ordinary course as previously carried on, and shall not make or institute any methods of management, accounting or operation that will vary materially from those methods used by Corporation as of the date of this Agreement. Without limitation of the generality of the foregoing, Corporation shall not enter into any agreement or arrangement involving sale or lease of a material portion of its assets or the granting of any preferential right to purchase such assets, properties or rights, except in connection with the sale or lease of inventory to customers in the ordinary course of business;

                 B. Maintain in full force and effect the insurance policies listed in Exhibit "2.19" to this Agreement;

                 C.    Make no change in its Articles of Incorporation or By-
         Laws;

                 D. Make no change in its authorized or issued capital stock and issue or grant no options, warrants or rights to purchase shares of or convert other securities into its capital stock, except that Corporation may honor any exercise of any option or warrant or the conversion of any convertible security which option, warrant, or convertible security was issued and outstanding prior to the date of this Agreement;

                 E. Declare or pay no dividend or other distribution in respect of any shares of its capital.

                 F. Purchase, redeem or otherwise acquire, directly or indirectly, no shares of its capital stock;

                 G. Use its commercially reasonable best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, except in the case of unsatisfactory performance, and to preserve the good will of all those having business relations with it (including, but not limited to, its customers);

                 H. Enter into no contract or commitment, except contracts or commitments entered into in the ordinary course of business, none of which (other than inventory purchases customary in nature and amount) shall involve payment by Corporation of more than $25,000.00;

                 I. Terminate none of the contracts or agreements listed in Exhibit "2.25" or modify in any material respect any of said contracts or agreements except in accordance with their terms;

                 J. Except pursuant to existing arrangements disclosed in Exhibit "2.26" or as otherwise permitted under Section 2.26: (i) grant no increase in salaries or compensation payable or to become payable by it, to any officer, employee, sales agent or representative, or (ii) increase no benefits payable under any employee plan or otherwise to any officer, employee, sales agent or representative;

                 K. Duly comply in all material respects with all laws, regulations, ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business;

                 L. Other than in the ordinary course of business, encumber or mortgage none of its property or incur no liability for borrowed money, make no loans or advances to or assume, guarantee, endorse or otherwise become liable with respect to, the obligations of any other person, firm or corporation;

                 M. Acquire or agree to acquire none of the assets or capital stock of any other person, firm or corporation, except for purchases from suppliers in the ordinary course of business;

                 N. Make or agree to make no capital expenditures in excess of $25,000.00 for any single item, or $25,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000.00;

                 O. Maintain and keep its properties and facilities in the same condition and working order as at present, except for depreciation through ordinary wear and tear;

                 P. Perform all of its obligations under contracts listed on Exhibit "2.25", except for non-material failures;

                 Q. Not do, or agree to do, except in the ordinary course of business, any of the following acts: (i) pay any material obligation or liability, fixed or contingent, other than current liabilities;
         (ii) waive or compromise any material right or claim; or (iii) cancel, without full payment, any material note, loan or other obligation owing to Corporation;

                 R. Enter into no negotiations or agreements with any governmental authority (other than negotiations or agreements for the purchase of goods or services from Corporation) which could reasonably be expected to result in any material adverse effect with respect to the future operation of its business;

                 S.    Write off none of the receivables on its books; and

                 T. Enter into agreements with Shareholders, officers and directors of Corporation or any persons or entities affiliated with them.

                 SECTION 4.3 CONSENTS. Corporation shall use its reasonable efforts to obtain the consent of all persons whose consent is required to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Buyer.

                 SECTION 4.4 COMMUNICATIONS. Except where otherwise required under federal and state securities laws, each party hereto agrees to consult and obtain the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed, on reasonable notice as to the content of any press releases or any written statements for general circulation regarding the subject contained in this Agreement.

                 SECTION 4.5 UPDATING OF SCHEDULES. From the date hereof until the Closing Date, Corporation shall keep up to date all of the schedules, exhibits and certificates furnished (or to be furnished) under this Agreement, and shall promptly notify Buyer of any changes, additions or events which may, after the lapse of time, cause any change or addition thereto.

                 SECTION 4.6      REGISTRATION OF LASON, INC. COMMON STOCK.

                 A. Subject only to the proviso set forth in the last sentence of this Section 4.6A, Lason, Inc. will at its own cost and expense: (i) prepare and file with the SEC a registration statement on Form S-3, or other applicable form (the "Registration Statement") under the Act covering the maximum number of shares of Lason, Inc. that may be issued to Management Shareholders (except for the Group) pursuant to Section 1.2 hereof and naming Management Shareholders (except for the Group) as "Selling Shareholders" in the Registration Statement prior to the end of the lock-up period described in this Agreement; (ii) have the Registration Statement declared effective by the SEC prior to the end of the lock up period described in this Agreement; and (iii) maintain the Registration Statement in effect until the earlier of: (x) the sale of all of the shares of Lason, Inc. issued to Management Shareholders (except for the Group) pursuant to
         Section 1.2 hereof; or (y) the date Management Shareholders (except for the Group) may sell such shares without restriction pursuant to Rule 144(k) under the Act hereunder (currently two years from the date of the issuance of the shares). Management Shareholders (except for the Group) agrees to cooperate and provide Lason, Inc. with all information and consents necessary to permit inclusion of Management Shareholders (except for the Group) as "Selling Shareholders" in the Registration Statement. In the event that a registration statement on Form S-3 cannot be filed due to a change in government regulation, Lason, Inc. will use its best efforts to accomplish registration through an alternative means.

                 B. Lason, Inc. agrees to indemnify and hold harmless the Management Shareholders (except for the Group) against any losses, claims, damages or liabilities to which Management Shareholders (except for the Group) may become subject insofar as such losses, claims, damages or liabilities arise out of any untrue statement of any material fact contained in the Registration Statement or arise out of the omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Lason, Inc. shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of an untrue statement or omission made in the Registration Statement in reliance upon and in conformity with information furnished to Lason, Inc. by Management Shareholders (except for the Group).

                 C. Management Shareholders (except for the Group) agree to indemnify and hold harmless Lason, Inc. against any losses, claims, damages, or liabilities to which Lason, Inc. may become subject insofar as such losses, claims, damages or liabilities arise out of any untrue statement of any material fact contained in the Registration Statement or arise out of the omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, and the light of the circumstances in which made, not misleading, in each case to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished to Lason, Inc. by such Management Shareholders; provided, however, that in no event shall any such Management Shareholder be liable under this Section 4.6.C. for in excess of the net proceeds received by such Management Shareholder from the sale of shares of Lason, Inc. made pursuant to the Registration Statement.

                 SECTION 4.7      DELIVERY OF LASON STOCK CERTIFICATES.
Buyer and Lason, Inc. shall cause the Transfer Agent (as hereinafter defined) to issue and deliver to Management Shareholders (except for the Group) certificates registered in Management Shareholders' (except for the Group) respective names evidencing the Lason Shares within ten (10) business days following the Closing Date.

                                   ARTICLE 5

             CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING PARTIES

                 The obligations of Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Selling Parties may waive in writing in accordance with
Section 10.5 below:

                 SECTION 5.1 PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

                 SECTION 5.2 REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of Buyer and Lason, Inc., set forth in Article 3 hereof, shall be true and correct in all material respects on the date hereof, and at all times on or prior to the Closing Date, subject to any transactions which are contemplated or permitted by this Agreement.

                 SECTION 5.3 CERTIFICATE OF OFFICER. Selling Parties shall have been furnished with certificates executed by an officer of Buyer and an officer of Lason, Inc., in form and substance satisfactory to Selling Parties, certifying the fulfillment of the condition set forth in Section 5.2 above.

                 SECTION 5.4 LEGAL OPINION. Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., counsel for Buyer and Lason, Inc., shall have delivered to Selling Parties its opinions with respect to this transaction.

                 SECTION 5.5      EMPLOYMENT AGREEMENTS.  Corporation and John
R. Messinger, Michael Riley, J.E. Hendricks and Daniel P. Bailey shall have entered into the respective Employment Agreements contemplated in Section 6.9 hereof in the forms set forth in Exhibits "5.5-1", "5.5-2", "5.5-3" and "5.5-4".

                 SECTION 5.6 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and Lason, Inc. and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyer and Lason, Inc., respectively.

                 SECTION 5.7 LITIGATION. On or prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer, Lason, Inc. or Corporation, or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer, Lason, Inc. or Corporation which, if decided adversely, could reasonably be expected to adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation (or of Buyer, Lason, Inc. or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Corporation, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer or Lason, Inc., might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                 SECTION 5.8 HSR ACT. All of the legal requirements imposed under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of this transaction.

                 SECTION 5.9 LASON STOCK BONUS PLAN. Prior to Closing, those Management Shareholders listed on Exhibit "5.9." (the "Participants") shall receive notice of their participation in the "Lason Stock Bonus Plan".

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                 The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing in accordance with Section 10.5 below:

                 SECTION 6.1 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Selling Parties and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Corporation and by the Shareholders.

                 SECTION 6.2 MATERIAL ADVERSE CHANGE. Since January 1, 1997, there shall have been no material adverse change in the financial condition, earnings, business, assets, liabilities, properties, operations or, to the knowledge of the Selling Parties, prospects of Corporation, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which could reasonably be expected to result in any such material adverse change before or after the Closing Date.

                 SECTION 6.3 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Selling Parties contained in this Agreement, as updated pursuant to Section 4.5, shall be true and correct in all material respects on the date hereof and at all times on or prior to the Closing Date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date), and Selling Parties shall have performed or complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 SECTION 6.4 CERTIFICATE OF SELLING PARTIES. Buyer shall have been furnished with a certificate executed by an officer of Corporation and certificates executed by the Shareholders, in form and substance satisfactory to Buyer, certifying to the fulfillment of the condition set forth in Section 6.3 above.

                 SECTION 6.5 LEGAL OPINION. Foley & Lardner, counsel for Shareholders and Corporation shall have delivered to Buyer its opinions with respect to this transaction.

                 SECTION 6.6 LITIGATION. On or prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer, Lason, Inc. or Corporation, or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer, Lason, Inc. or Corporation which, if decided adversely, could reasonably be expected to adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation (or of Buyer, Lason, Inc. or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Buyer or Lason, Inc., would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer or Lason, Inc., might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                 SECTION 6.7 THIRD PARTY CONSENTS. Prior to the Closing, Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Corporation or a contract or agreement by which Corporation or its property is bound; (ii) whose consent, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement; and
(iii) whose failure to provide such consent, waiver or approval would have or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, operations or, to the knowledge of Selling Parties, prospects of Corporation.

                 SECTION 6.8 CORPORATE ACTION. Immediately prior to the Closing, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, the resignations of such officers and directors of Corporation, effective as of the Closing Date, as Buyer may have stipulated to Corporation in writing prior to the Closing Date.

                 SECTION 6.9      EMPLOYMENT AGREEMENTS.   Corporation and John
R. Messinger, Michael Riley, J.E. Hendricks and Daniel P. Bailey shall have executed and delivered to Buyer employment agreements with Corporation on mutually acceptable terms and conditions.

                 SECTION 6.10 HSR ACT. All of the legal requirements imposed under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of this transaction.

                 SECTION 6.11 1996 AUDITED FINANCIAL STATEMENT. Prior to Closing, Corporation shall have delivered to Buyer the 1996 Audited Financial Statement. Such 1996 Audited Financial Statement must be satisfactory to Buyer in all respects as determined in the exercise of its sole, absolute and exclusive discretion. Buyer shall have 24 hours from receipt of the 1996 Audited Financial Statement to determine whether it is satisfactory.

                                   ARTICLE 7

                        THE PRE-CLOSING AND THE CLOSING

                 SECTION 7.1 TIME AND PLACE OF PRE-CLOSING AND CLOSING. The execution and delivery of the Agreement and all of the related ancillary documents and instruments, including but not limited to the items specified in
Section 7.2 and Section 7.3 (the "Transactional Documents") by the parties shall take place at the offices of Foley & Lardner, in Chicago, Illinois on July 17, 1997, or at such other time and place as the parties may agree to in writing (the "Pre-Closing"). To the extent that any Transactional Documents cannot be completed until Closing, the parties agree that the format of such Transactional Documents generally set forth in Sections 7.2 and 7.3, to the extent deposited with the Escrow Agent, are hereby accepted and will not be changed unless mutually agreed to. Until the Closing (as defined hereinafter), or termination pursuant to Section 10.11, Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. (the "Escrow Agent") shall hold all executed and delivered Transactional Documents in escrow pursuant to the terms and conditions of an escrow agreement (the "Pre-Closing Escrow Agreement") in the form of Exhibit "7.1" hereto.

                 Unless earlier terminated pursuant to Section 10.10, the closing (the "Closing") shall occur on the first business day from the later to occur of (A) the earlier to occur of: (i) expiration of the HSR Act waiting period; or (ii) early termination of the HSR Act waiting period , or (B) Buyer's determination that the 1996 Audited Financial Statement is satisfactory as provide in Section 6.11 (the "Closing Date").

                 On the Closing Date, the parties shall meet at the offices of Foley & Lardner, in Chicago, Illinois, at 10:00 a.m. local time, to perform the ministerial tasks remaining, including but not limited to, release of the Transactional Documents by the Escrow Agent to the applicable parties, completion of any blanks in any of the Transactional Documents (including Exhibits 1.2.A. and 1.2.B), delivery of the opinions of counsel as provided in Sections 5.4 and 6.5, payment by the Buyer of the Purchase Price for the Shares pursuant to Section 1.2, payoff letters and discharges of liens relative to the Scheduled Liabilities and consent of the landlord of the Atlanta Facility. Buyer and Shareholders agree that to the extent options or warrants for Shares have not been exercised or checks delivered to Corporation in connection with the exercise of options or warrants have not been cashed by Corporation on or before the Closing Date, the purchase price for the Shares issuable in connection with such options and warrants shall be reduced by the respective exercise prices of such options and warrants and such checks shall be returned to the issuing Shareholders.

                 SECTION 7.2 SELLING PARTIES' OBLIGATIONS AT PRE-CLOSING. At the Pre-Closing, Selling Parties shall deliver to Escrow Agent the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Section 7.3:

                 A. Certificates representing the Shares, registered in the names of the Shareholders, duly endorsed by the Shareholders for transfer as specified in Section 1.1 above or accompanied by separate written instruments of assignment;

                 B. The stock book, stock ledger, minute book and corporate seal of Corporation;

                 C. Except as otherwise specified by Buyer, the executed written resignations of all the officers and directors of Corporation;

                 D. The certificates to be dated the Closing Date, as provided in Section 6.4 in the format as forth in Exhibit "7.2.D.";

                 E.    The executed Lock-Up Agreements as provided in Section
         1.2;

                 F.    The executed Employment Agreements contemplated in
         Section 6.9;

                 G. The executed certified resolution of Corporation's Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Corporation under this Agreement;

                 H. The executed Guaranty of Horizon Capital Partners as provided in Section 9.10;

                 I. The executed Incumbency Certificate of officer of Corporation;

                 J.    The executed Escrow Agreement as provided in Section
         9.8; and

                 K. Such other and further instruments as counsel for Buyer may reasonably request.

                 SECTION 7.3 BUYER'S OBLIGATIONS AT PRE-CLOSING. At the Pre-Closing, Buyer shall deliver to Escrow Agent the following instruments and documents against delivery of the items specified in Section 7.2:

                 A. Original Issue Order Form No. 1 addressed to The First Chicago Trust Company (the "Transfer Agent") directing the Transfer Agent to issue Lason Shares to the Management Shareholders in the format as set forth in Exhibit "7.3.A.";

                 B. Executed certified resolutions of Buyer's and Lason, Inc.'s Boards of Directors, in form reasonably satisfactory to counsel for Selling Parties, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Buyer and Lason, Inc. under this Agreement;

                 C. The certificate to be dated the Closing Date, as provided in Section 5.3 in the format as set forth in Exhibit "7.3.C.";

                 D. The Closing Statement in the format as set forth in Exhibit "7.3.D.";

                 E. The Wire Transfer Instructions in the format as set forth in Exhibit "7.3.E.";

                 F. Stock Option Agreements - Grantees with Employment Agreements in the form of Exhibit "7.3.F." to the persons listed in Exhibit "7.3.F.";

                 G. Stock Option Agreements - Grantees without Employment Agreements in the form of Exhibit "7.3.G." to the persons listed in Exhibit "7.3.G.";

                 H. Escrow Agreement regarding the Lason Shares in the form of Exhibit "9.8";

                 I.    Assignments Separate From Certificate for Lason Shares;
         and

                 J. Such other and further instruments as counsel for Selling Parties may reasonably request.

                                   ARTICLE 8

                           OBLIGATIONS AFTER CLOSING

                 SECTION 8.1 AGREEMENT TO REFRAIN FROM COMPETITION. The provisions of Section 8.1 shall apply only to those Shareholders who are not entering into the Employment Agreements contemplated in Section 6.10 hereof and who are listed on Exhibit "8.1" (the "Investor Shareholders"); it being acknowledged that the non-competition agreements of the Shareholders entering into such Employment Agreements will be contained in such Employment Agreements.

                 (a) Non-Competition and Solicitation. For and in consideration of One Thousand and No/100 ($1,000.00) Dollars, which is a portion of the Purchase Price, and the economic benefits accruing to Investor Shareholders generally hereunder, Investor Shareholders agree that for the twenty-four (24) month period immediately following the Closing Date (the "Non-Compete Period"), Investor Shareholders shall not, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, partner, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) which is substantially the same as or competitive with the activities engaged in by Corporation or Buyer, including but not limited to the following: photocopying, imaging, scanning and conversion, related services ancillary to all of the foregoing and outgrowths thereof (the "Business") so long as Corporation or Buyer shall, directly or indirectly, be engaged in such activity in the following States: Arkansas, California, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia and Wisconsin (the "Restricted Territory"). The foregoing shall not, however, be deemed to prevent Investor Shareholders from individually and collectively owning in the aggregate up to 5.0% of the securities of any corporation the shares of which are traded on a securities exchange or in the over-the-counter market.

                 Investor Shareholders further agree that they shall not, directly or indirectly, at any time during the Non-Compete Period: (i) divert or attempt to divert from Corporation or Buyer any Business whether in the Restricted Territory or not; (ii) solicit, contact, call upon or attempt to solicit, or provide services to, any of Corporation's or Buyer's customers, suppliers or actively sought potential customers or suppliers for the purpose of doing anything within the definition of the Business or any work reasonably related to the Business whether in the Restricted Territory or not; or (iii) induce or attempt to induce any person who is an employee of Corporation or Buyer to leave the employ of Corporation or Buyer.

                 (b) Confidentiality. During the Non-Compete Period, Investor Shareholders shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of Corporation or Buyer or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature, including, without limitation, all trade secrets, information, computer programs, technical data, customer lists and unpublished matters relating to the business, assets, accounts, books, records, customers and contracts of Corporation or Buyer which they may know as a result of their association with and which is unique to Corporation or Buyer ("Confidential Information"). Investor Shareholders may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Investor Shareholders will take reasonable steps to give Corporation and Buyer sufficient prior notice in order to contest such request, requirement or order.

                 (c) Remedies. Investor Shareholders have had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of Corporation and Buyer, and Investor Shareholders acknowledge and agree that compliance with the covenants set forth in this Section 8.1 is necessary for the protection of the Business, goodwill and other proprietary interests of Corporation and Buyer and that any violation of this Section 8.1 will cause severe and irreparable injury to the Business and goodwill of Corporation and Buyer, which injury is not compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of this Section 8.1, Corporation and Buyer shall, in addition to any other rights and remedies, be entitled to immediate appropriate injunctive relief or a decree of specific performance, without the necessity of showing any irreparable injury or special damages.

                 If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenant(s) shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of Buyer and Investor Shareholders that these covenants be given the maximum force, effect and application permissible under law.

                 The provisions of this Section 8.1 shall survive the termination of this Agreement.

                 SECTION 8.2 FURTHER ASSURANCES. From time to time, at Buyer's request (whether or not after the Closing), and without further consideration and at the expense of Buyer, Shareholders will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Shares.

                                   ARTICLE 9

                                INDEMNIFICATION

                 SECTION 9.1 BUYER'S INDEMNITY. Buyer agrees to indemnify and hold harmless Shareholders from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") they may incur by reason of: (i) Buyer's breach of or failure to perform any of its representations, warranties, commitments, covenants or agreements in this Agreement, or in any instrument, agreement or exhibit furnished or to be furnished by or on behalf of Buyer under this Agreement; or
(ii) any act or omission of Buyer or Corporation, or any of their respective successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform any obligation, duty or liability of Buyer or Corporation, respectively, under any loan agreement, lease, contract, order or other agreement (relating to the business of Corporation) to which Buyer or Corporation, respectively, is a party or by which any of them is bound.

                 SECTION 9.2 SHAREHOLDERS' INDEMNITY. Shareholders hereby indemnify, defend and hold harmless Buyer from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages including interest, penalties and reasonable attorneys' fees and expenses, that Buyer may incur by reason of (i) Selling Parties' breach of any of their representations and warranties, in this Agreement, including any exhibit hereto, including, but not limited to, the representations and warranties of Corporation in this Agreement, including any exhibit hereto; or (ii) Shareholders' failure to perform under Sections 4.6.C., 8.1, or 8.2, of this Agreement.

                 SECTION 9.3 METHOD OF ASSERTING CLAIMS. The party seeking indemnification (the "Indemnitee") will give prompt written notice to the other party or parties (the "Indemnitor") of any claim ("Claim") which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor under either Section 9.1 or 9.2 hereof as the case may be, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim.

                 SECTION 9.4 ARBITRATION. Except with respect to Third Party Claims as set forth in Section 9.5 below and as specifically set forth in the last paragraph of this Section 9.4, with respect to all other Claims of Buyer, Management Shareholders through their representative, John R. Messinger, and Non-Management Shareholders, through their representative, Paul W. Sweeney, respectively, shall have a reasonable opportunity to confirm such Claim, at their expense and within 30 business days after receipt of the aforesaid notice, including, without limitation, review by them or by an attorney and/or accountant retained by them of the factual basis for such Claim. Buyer agrees to cooperate with any such confirmation request and make available to Mr. Messinger or Mr. Sweeney, respectively, or to the attorney and/or accountant appointed by either of them, at all reasonable times, for inspection and review, the books and records of Buyer relating to the Claim, including, but not limited to, any worksheets relating to computation of the Claim.

                 If, as a result of the confirmation, Mr. Messinger or Mr. Sweeney, as applicable, does not agree that Buyer is entitled to indemnification with respect to the Claim and such disagreement cannot, with good faith effort, be promptly settled within an additional 10 business days, Buyer and Mr. Messinger or Mr. Sweeney, as applicable, shall each appoint within 5 business days an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. If said two arbitrators cannot agree on the selection of a third arbitrator within the next 10 business days, then either Buyer or Mr. Messinger or Mr. Sweeney, as applicable, shall be entitled to apply to the American Arbitration Association sitting in the Chicago metropolitan area for the selection of a third arbitrator who shall then participate in such arbitration proceedings, and who shall be selected from a list of arbitrators possessing the qualifications set forth below. Any arbitrator appointed pursuant to this Section 9.4 shall be a qualified expert with generally recognized current competence in mergers and acquisitions and complex business transactions. Except as otherwise provided herein, such arbitration shall be conducted at Chicago, Illinois in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association.

                 Within 30 business days of the date of selection of the last of the arbitrators to be selected by the foregoing procedure, the arbitrators shall furnish the parties with their written determination. Such written determination shall be certified and signed by at least a majority of the arbitrators, and shall be final and binding on the parties. Judgment may be entered on any award rendered by the arbitrators in any federal or state court having jurisdiction over the parties. Each of Buyer and Mr. Messinger or Mr. Sweeney as agents for the Management Shareholders and the Non-Management Shareholders, respectively, as applicable, shall pay the arbitrator selected by it, and the costs of the third arbitrator shall be paid 1/2 by Buyer and 1/2 by Mr. Messinger or Mr. Sweeney as agents for the Management Shareholders and the Non-Management Shareholders, respectively, as applicable.

                 It is understood and agreed that: (i) Mr. Messinger and Mr. Sweeney have full authority to act and to bind the Management Shareholders and the Non-Management Shareholders, respectively; (ii) the arbitration methodologies set forth in this Section 9.4 represent Buyer's sole available procedural remedy for enforcement of the indemnity provided for in this Agreement; and (iii) the extent of Shareholders' liability for damages for a breach of any of the representations, warranties, covenants or agreements in this Agreement, shall be limited to the remedies, procedures and limitations set forth in this Article 9; provided, however, that, in all cases involving enforcement of a covenant not to compete or a confidentiality agreement and with regard to other Claims, if after attempting to resolve any such Claim through good faith negotiations as provided above, if a party in good faith believes that resolution of its Claim will require equitable relief it may file suit in a court of competent jurisdiction in lieu of arbitration.

                 SECTION 9.5 THIRD PARTY CLAIMS. In case of any Claim, suit or proceeding by a third party or by any government body, or any legal, administrative or arbitration proceedings with respect to which Indemnitor may have liability under the indemnity agreement contained in either Section 9.1. or 9.2 as the case may be, Indemnitor shall be entitled to participate therein, and, to the extent desired by Indemnitor, to assume the defense thereof at its own expense and through counsel of its own choosing, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. The parties will render each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. Indemnitee will not make any settlement of any suit, Claim or proceeding which might give rise to liability of Indemnitor under the indemnity agreements contained in either Section 9.1 or 9.2 hereof as the case may be without the written consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitor shall desire and be able to effect, a bona fide compromise or settlement of any such suit, Claim, or proceeding and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then Indemnitor's liability under either Section 9.1 or 9.2 as the case may be with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee has refused to consent to such compromise or settlement.

                 SECTION 9.6 SURVIVAL OF SHAREHOLDERS' INDEMNITY OBLIGATIONS. Shareholders' liability for a breach of the representations, warranties and covenants made by the Selling Parties in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by Buyer and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 SECTION 9.7 SURVIVAL OF BUYER'S INDEMNITY OBLIGATIONS. Buyer's liability for a breach of the representations, warranties and covenants made by Buyer in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement shall not be deemed to be waived or otherwise affected by any investigation made by Shareholders and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 SECTION 9.8 LIMITATION ON INDEMNIFICATION. Except as set forth herein, the following limitations shall apply to the rights of indemnification set forth in Section 9.1 and 9.2 hereof as applicable: (i) the liability of the Indemnitor shall be net of any insurance benefits received by Indemnitee (or in the case of indemnification by Shareholders, insurance benefits received by Corporation) and any tax benefits received by Indemnitee (or in the case of indemnification by Shareholder's, tax benefits received by Corporation) in respect of the loss giving rise to the Claim for indemnification; (ii) any indemnification payments made by Buyer shall constitute a reduction, and any indemnification payments made by Shareholders shall constitute an increase, of the Purchase Price; (iii) no indemnification shall be required from Shareholders until the aggregate amount of Buyer's Losses exceeds $200,000.00, and in the event that Buyer's damages exceed $200,000.00, in the aggregate, from 1 or more Claims, Shareholders' indemnity obligations will be for indemnification of only such amount of Buyer's damages in excess of $200,000.00, (and where such damages are with respect to one or more uncollected accounts receivable pursuant to Section 2.12, the amount of damages must also exceed the reserve established for accounts receivable on the books of Corporation at the Closing Date and in the event indemnification is paid to Buyer with respect to certain uncollected accounts receivable pursuant to Section 2.12, Buyer shall assign such accounts receivable to Shareholders);
(iv) each Shareholder's indemnity obligation will be limited to the amount of Equity Payment received by such Shareholder; (v) each Shareholder will be solely responsible for his breach of or failure to perform under Sections 2.3, 4.6.C., 8.1 or 8.2 of this Agreement; (vi) no indemnification shall be required unless a Claim for indemnification is first made within 12 months of the Closing Date except for claims arising out of Section 2.2 or 2.3 hereof which shall be of unlimited duration; and (vii) the indemnifying parties shall not be liable for consequential damages except for attorney fees. In order to facilitate the payment of any indemnification owed to Buyer by Shareholders, Management Shareholders agree to escrow the Lason Shares they receive (Section 1.2.B.2 Shares") in accordance with Section 1.2.B.2 above (together with any Lason Shares received in addition to, in substitution of, or in exchange for any Section 1.2.B.2 Shares (whether as a distribution in connection with any reorganization or reclassification, stock dividend or otherwise)) with Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., counsel to Lason, Inc., pursuant to an Escrow Agreement in the form of Exhibit 9.8 hereto and to execute assignments separate from certificate in blank to enable a re-assignment of their Section 1.2.B.2 Shares in case Buyer determines to use any or all of the
Section 1.2.B.2 Shares as payment
of any indemnification owed to Buyer. Buyer may seek indemnification from Horizon Capital Partners pursuant to the Guaranty set forth in Section 9.10, from the escrowed Section 1.2.B.2 Shares (as adjusted), pursuant to other means available to Buyer under this Agreement, or any combination of the foregoing. For purposes of this Section 9.8, the escrowed Section 1.2.B.2 Shares will be valued per share at the price set forth in Section 1.2.B.2 hereof (as adjusted for any distribution noted above). Buyer, in its sole discretion, may seek indemnification from Horizon Capital Partners pursuant to the Guaranty set forth in Section 9.10, from the escrowed Section 1.2.B.2 Shares (as adjusted), pursuant to other means available to Buyer under this Agreement, or any combination of the foregoing.

                 SECTION 9.9 EXCLUSIVE REMEDY. The parties hereto agree that, after the Closing, the remedies provided by this Article 9 shall be the sole and exclusive remedy of Buyer, Shareholders and Corporation for any claim or cause of action arising out of or relating to the negotiation, execution, delivery, performance or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentation, tort, violation of statute, or otherwise), other than claims for injunctive relief where appropriate or as otherwise provided under Sections 4.6.C. and 8.1.

                 SECTION 9.10 GUARANTY OF INDEMNIFICATION OBLIGATIONS OF NON-MANAGEMENT SHAREHOLDERS. Horizon Capital Partners agrees that it shall execute and deliver to Buyer at the Closing the form of Guaranty attached as Exhibit "9.10" guaranteeing the indemnification obligations of the Non-Management Shareholders under this Article 9 up to the amount of the Equity Payment paid to the Non-Management Shareholders as provided in Section 1.2.B.1 above.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

                 SECTION 10.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Selling Parties, on the one hand, and Buyer and Lason, Inc. on the other hand, each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any act, omission or statement of the indemnifying party.

                 SECTION 10.2 EXPENSES. Except as otherwise expressly provided herein and in Section 10.12 below, Buyer and Shareholders shall, individually, pay all costs and expenses incurred or to be incurred by either of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby. Notwithstanding the foregoing, Corporation shall pay the reasonable fees and expenses of Foley & Lardner incurred by Shareholders and Corporation in connection with the negotiation and preparation of this Agreement and the other agreements contemplated hereby and in closing the transactions contemplated herein and any portion of the Scheduled Liabilities attributable to the payment of such legal fees and expenses shall not reduce the Equity Payment owing to the Shareholders under Section 1.2.B.

                 SECTION 10.3 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                 SECTION 10.4 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with all of the exhibits furnished hereunder, constitute the sole and entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

                 SECTION 10.5 WAIVER. Buyer may waive in writing compliance by Shareholders, and Selling Parties may waive in writing compliance by Buyer or Lason, Inc., with any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

                 SECTION 10.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 10.7 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

                 SECTION 10.8 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement.

                 SECTION 10.9 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties as determined by the judge or arbitrator presiding over such legal action or arbitration shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                 SECTION 10.10 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a) by Buyer if the conditions in Article 6 have not been satisfied on or before the Closing Date and (other than Section 6.10) Buyer has not waived such condition on or before the Closing Date; or by Selling Parties if the conditions in Article 5 have not been satisfied on or before the Closing Date and (other than Section 5.8) Selling Parties have not waived such condition on or before the Closing Date;

                 (b)   by mutual consent of Buyer and Selling Parties; or

                 (c) by either Buyer or Selling Parties if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1997, or such later date as the parties may agree upon.

                 SECTION 10.11 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.10, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the material breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligation under this Agreement is not satisfied as a result of the other party's material failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                 SECTION 10.12 HSR ACT. Buyer and Selling Parties shall cooperate in good faith in complying with the HSR Act and in attempting to secure early termination of the applicable HSR Act waiting period. In connection therewith, Buyer acknowledges that it paid and is solely responsible for the initial HSR Act filing fee in the amount of $45,000.00. As a pre-condition to the obligations of Buyer to consummate the transaction contemplated by this Agreement, Selling Parties shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired, or an opinion reasonably acceptable to Buyer stating that no such filing is required shall have been delivered to Buyer. As a pre-condition to the obligations of Selling Parties to consummate the transaction contemplated by this Agreement, Buyer shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired, or an opinion reasonably acceptable to Selling Parties stating that no such filing is required shall have been delivered to Selling Parties.

                 SECTION 10.13 APPOINTMENT OF REPRESENTATIVES. The Management Shareholders hereby appoint Mr. Messinger and the Non-Management Shareholder hereby appoint Mr. Sweeney as their respective agents and representatives to sign on their behalf with full authority to bind them all Transactional Documents (except for this Agreement, the Assignments Separate from Certificate relating to the Shares and the Lason Shares and the Lock-Up Agreements), and such other documents as Mr. Messinger and Mr. Sweeney reasonably believe are necessary to either close the transaction or are necessary post-closing to "clean-up" any outstanding matters.

                 SECTION 10.14 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth
(5th) day after mailing if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage paid and properly addressed as follows:


                 To Shareholders and

                 Corporation At:              717 W. Algonquin Road
                                              Arlington Heights, Illinois 60005

                 With A Copy To:              Edwin D. Mason, Esq.
                                              Foley & Lardner
                                              One IBM Plaza - Suite 3300
                                              330 N. Wabash Avenue
                                              Chicago, Illinois 60611-3608

                                              Horizon Partners, Ltd.
                                              225 E. Mason Street
                                              Milwaukee, Wisconsin 53202
                                              Attention: Paul W. Sweeney

                 To Buyer At:                 Lason Systems, Inc.
                                              1305 Stephenson Highway
                                              Troy, Michigan 48084
                                              Attn:  Gary L. Monroe, President

                 With A Copy To:              Laurence B. Deitch, Esq.
                                              Seyburn, Kahn, Ginn, Bess, Deitch
                                                And Serlin
                                              2000 Town Center, Suite 1500
                                              Southfield, Michigan 48075-1195

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                 SECTION 10.15 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of law rules.

                 SECTION 10.16 STOCKHOLDERS AGREEMENTS. The Shareholders hereby agree that effective as of the Closing Date, any stockholder agreement or other agreement, including any amendment or supplement thereto, between each of the respective Shareholders and the Corporation with respect to the Shares or securities relating to the Shares or any options or warrants with respect thereto shall be terminated and rendered of no further force or effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         THIS AGREEMENT was executed as of the date and year first set forth above.


                                    BUYER:

                                    LASON SYSTEMS, INC.,
                                    a Delaware corporation


                                    By:
                                       ----------------------------------------
                                          William J. Rauwerdink
                                          Its: Executive Vice President


                                    CORPORATION:

                                    IMAGE CONVERSION SYSTEMS, INC.,
                                    a Delaware Corporation


                                    By:
                                        ---------------------------------------
                                          John R. Messinger

                                    Its:  President
                                        ---------------------------------------


                                    PARENT OF BUYER:

                                    LASON, INC.,
                                    a Delaware corporation
                                    (solely for the purpose of being bound by Section 1.2, Article 3 and Section 4.6 of this Agreement)


                                    By:
                                       ----------------------------------------
                                          William J. Rauwerdink
                                          Its:  Executive Vice President



                             [Signatures continued]

MANAGEMENT SHAREHOLDERS:


________________________________  ____________________________________
Robert Abbinate                   Peter Goodrich

_______________________________   ____________________________________
James Athmann                     Sheryl Hehn

______________________________    ____________________________________
Daniel Bailey                     John E. Hendricks

_______________________________   ____________________________________
Rick Bissen                       Thomas Joyce

_______________________________   ____________________________________
Jeffrey Culmone                   John R. Messinger

_______________________________   ____________________________________
Glenn Dedering                    Theresa Lester

_______________________________   ____________________________________
Mario Disantis                    Michael Polo

_______________________________   ____________________________________
John Elder                        Michael Riley

_______________________________   ____________________________________
Donald Ferling                    Richard Roos

_______________________________   ____________________________________
Michael Furmanski                 Arun Singh

_______________________________   ____________________________________
Geoffrey Gitelson                 Peter Szymaszek

                                  ____________________________________
                                  Timothy Wheeler

NON-MANAGEMENT SHAREHOLDERS:

Horizon Capital Partners I
Limited Partnership,
a Delaware limited partnership

By:      Horizon Ventures Associates


         By:  ___________________________
                 Paul W. Sweeney
                 Its: General Partner

NON-MANAGEMENT SHAREHOLDERS:



_______________________________
Paul W. Sweeney


_______________________________            ____________________________________
Lanny A. Passaro                           John G. Robinson


_______________________________            ____________________________________
Albert P. Degen                            M.E. Nevins


_______________________________            ____________________________________
Verne R. Read                              Charles E. Swanson


_______________________________            ____________________________________
AMS-J Trust, John M. Scott, Jr., Trustee   George F. Haddix


_______________________________            ____________________________________
Robert M. Feerick                          Paul A. Stewart

                                    GUARANTY

         The undersigned Lason, Inc. a Delaware corporation, as 100% shareholder of Lason, Systems, Inc., a Delaware corporation does hereby
guaranty   to pay and perform, when due, all obligations of the Buyer under the above-attached Agreement (the "Agreement").

         Guarantor further agrees: (i) to any modifications of any terms or conditions of the Agreement and/or to any extensions or renewals of time of payment or performance by Buyer, (ii) that it shall not be necessary for Shareholder to resort to legal remedies against Buyer before proceeding against Guarantor for payment; provided, however, that Guarantor shall have available to it any defenses which would be available to Buyer under the Agreement or
otherwise.   Guarantor waives notice of any election, acceptance, demand, protest, notice of protest and notice of default, presentment for payment and diligence in collection.

         No postponement or delay on the part of Shareholders in the enforcement of any right hereunder shall constitute a waiver of such right, and all rights of Shareholders shall be cumulative and not alternative and shall be in addition to any other rights granted to Shareholders in any other agreement, or by law. If any provisions hereof shall be, or shall be declared to be, illegal or unenforceable in any respect, such illegal or unenforceable provision shall be and become absolutely null and void and of no force and effect, but all other covenants, terms, conditions and provisions hereof shall nevertheless continue to be valid and enforceable and this Guaranty shall be so construed. This Guaranty may not be terminated by any act of Guarantor and shall continue in full force and effect for so long as any obligations of Buyer under the Agreement remain outstanding.

         This Guaranty shall be governed in all respects by the laws of the State of Illinois without giving effect to conflict of law rules. This Guaranty shall be binding on and shall inure to the benefit of Guarantor and Shareholders and their respective heirs, legal representatives, successors and assigns except that Guarantor may not assign or transfer its obligation hereunder without the prior written consent of Shareholders holding a majority of the outstanding Shares.

         All capitalized terms which are used but not defined herein shall have the same meanings attributed to them under the Agreement.

                                         LASON, INC.,
                                         a Delaware corporation



                                         By:
                                            -----------------------------------
                                                  William J. Rauwerdink
                                                  Its: Executive Vice President